EX-16.1
              Resignation of Singer Lewak Greenbaum & Goldstein LLP

August 3, 2004

Singer Lewak Greenbaum & Goldstein LLP
10960 Wilshire Blvd. Suite 1100
Los Angeles, CA 90024
Telephone: (310) 477-3924
Fax: (310) 478-6070


Baymark Technologies, Inc.
Jon Elliott

Dear Mr. Elliott,

     This is to confirm that the client-auditor relationship between Baymark Technologies, Inc. (Commission File Number 0-10315 ) and Singer Lewak Greenbaum & Goldstein LLP has ceased.

Sincerely,

/s/Singer Lewak Greenbaum & Goldstein LLP
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   Singer Lewak Greenbaum & Goldstein LLP

cc: Office of the Chief Accountant
    SECPS Letter File
    Securities and Exchange Commission